Exhibit 8.2

[FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

[                    ], 2016

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

RE:    Agreement and Plan of Merger, Dated as of July 26, 2016

Ladies and Gentlemen:

We have acted as special tax counsel to Citrix Systems, Inc., a Delaware corporation (“Citrix”), in connection with the proposed distribution (“Distribution”) by Citrix to its stockholders of shares of common stock in GetGo, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Citrix (“GetGo”), followed by the merger (the “Merger”) of Lithium Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned direct subsidiary of LogMeIn, Inc., a Delaware corporation (“LMI”) with and into GetGo, as described in the Agreement and Plan of Merger, dated as of July 26, 2016, among Citrix, GetGo, LMI and Merger Sub (as it may be amended and restated from time to time, the “Merger Agreement”) and the preparation and filing of the Registration Statement of LMI on Form S-4, which includes the related Proxy Statement/Prospectus (including all exhibits and amendments thereto) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In preparing our opinions set forth below, we have examined and relied upon original or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Separation Agreement and the Ancillary Agreements, as defined in the Separation Agreement, pursuant to which the Distribution and the Merger will be effected, including the exhibits thereto (collectively, the “Transaction Documents”), the Registration Statement, the representation letters, dated the date hereof, of Citrix, GetGo and LMI delivered to us for purposes of our opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate for the basis of our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Citrix, GetGo and LMI, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true, correct and complete as of the time of the Distribution and the closing of the Merger (the “Effective Time”) without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations and certifications made in the future tense by Citrix, GetGo and LMI in the Representation Letters will be true, correct and complete at the time or times contemplated by such representation or certification. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 8.03 of the Merger Agreement, each as of the Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of our opinion and all of which are subject to change or different interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that:

(1)    The Contribution and the Distribution, taken together, will qualify as a reorganization within the meaning of Sections 368(a), and GetGo will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(2)     The Distribution will qualify as a distribution of the GetGo common stock to Citrix’s shareholders pursuant to Section 355 of the Code, and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code.

(3)    The Merger will not cause Section 355(e) of the Code to apply to the Distribution.

(4)     The Merger will qualify as a reorganization under Section 368(a) of the Code, and each of LMI, Merger Sub and GetGo will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Except as set forth above, we express no other opinion. Our opinion has been prepared for you solely in connection with the Distribution and the Merger and may not be relied upon by any other person without our prior written consent. Our opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual development, would not adversely affect the accuracy of the conclusions stated herein. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenants, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of our opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “U.S. Federal Income Tax Consequences of the Distribution and the Merger” and “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

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